Exhibit 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group Expands
Board of Directors with Two New Members

Commerce in Compliance with AMEX Audit Committee Composition Requirements

COSTA MESA, CA, November 16, 2004 — Commerce Energy Group, Inc. (AMEX: EGR) a leading U.S. electricity service provider, today announced the expansion of its Board of Directors from five to seven members and the appointment of two new independent members: Mr. Charles E. Bayless and Mr. Gregory L. Craig, effective today. Mr. Bayless also was appointed as a member of the Audit Committee and Mr. Craig was appointed as a member of the Compensation Committee. With the appointment of Mr. Bayless to the Audit Committee, the Company now is in full compliance with the AMEX audit committee composition requirements.

“We are extremely pleased to welcome Mr. Bayless and Mr. Craig to our Board of Directors,” said Ian B. Carter, Chairman and CEO of Commerce Energy Group. “Both are recognized leaders in the industry. Their addition will provide increased strength to the board and is a strong vote of confidence in our company.”

Mr. Charles Bayless served as Chairman, President and Chief Executive Officer of Illinova Corporation, and its wholly owned subsidiary, Illinois Power Company, from August 1998 until his retirement in December 1999. He has served as a director of Dynegy Inc. since its merger with Illinova in February 2000. Mr. Bayless holds both a BS Degree and an MS in Electrical Engineering. He holds a Law Degree from West Virginia University and an MBA from the Graduate School of Business Administration at the University of Michigan.

Mr. Gregory L. Craig is the founder and Chief Executive Officer of Cook Inlet Energy, a North American energy services company. During Mr. Craig’s tenure, Cook Inlet Energy has become one of the largest and most reliable traders of physical natural gas, transportation, and storage in North America and the Company has grown into one of the most active traders of NYMEX gas futures, and other energy e-commerce trading platforms. Mr. Craig holds a Bachelor of Administration degree from the University of Alaska and his MBA from UCLA.

About Commerce Energy Group, Inc

Commerce Energy Group, Inc. is a provider of energy products and services to homeowners, commercial and industrial consumers, utilities, governments and energy asset owners. Operating since 1998 as Commonwealth Energy Corporation, Commerce Energy Group now operates through its subsidiaries including Commonwealth Energy Corporation, which holds FERC and state licenses for retail and wholesale energy commodities and is a retail electricity provider to homes and businesses in California, Michigan, Pennsylvania and New Jersey under the brand name “electricAmerica”; Skipping Stone, an energy consulting firm; and utiliHost, an outsourcing services and technology provider. For more information visit http://www.CommerceEnergy.com.

For more information contact:
Investor Relations
Verna Ray
vray@electric.com
714-259-2500

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